THOMPSON  BRUSSELS   CINCINNATI   CLEVELAND   COLUMBUS    DAYTON  NEW YORK  WASHINGTON, D.C.

         HINE

January 27, 2006

Merit Advisors Investment Trust

11032 Quail Creek Road, Suite 105

Oklahoma City, Oklahoma 73120-6208

              Re:  Merit Advisors Investment Trust, File Nos. 333-112178 and 811-21495

Gentleman:

 A legal opinion (the "Legal Opinion") that we prepared was filed with Post-Effective Amendment No. 4 to the Registration Statement, File Nos. 333-112178 and 811-21495 (the “Registration Statement”), of the Merit Advisors Investment Trust.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 5 to the Registration Statement (the "Amendment"), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP

JMS